Exhibit 10.1

Insight Acquisition Corp.

333 East 91st Street

New York, New York 10128

Tel. No. (917)374-2922

August 10, 2023

VIA FED EX AND EMAIL

Leonard Van Betuw, CEO

Avila Energy Corporation

201, 1439 17th Avenue SE, Calgary

Alberta AB T2G1J90

Canada

Re:	Letter Agreement

Termination Business Combination Agreement, dated April 3, 2023

Dear Mr. van Betuw:

Pursuant to Section 9.1(a) of the Business Combination Agreement by and among Insight Acquisition Corp. (the “SPAC”), Avila Amalco Sub Inc. and Avila Energy Corporation (the “Company”), dated as of April 3, 2023 (the “BC Agreement”), the BC Agreement may be terminated at any time by mutual written consent of the SPAC and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the BC Agreement.

Notwithstanding anything to the contrary contained in the BC Agreement, the Parties agree as follows:

1. Acting pursuant to Section 9.1(a) of the BC Agreement and with due authorization from their respective boards of directors, the SPAC and the Company agree to terminate the BC Agreement, effective as of 11:59 p.m. Eastern Daylight Time on the date first written above (“Termination Date”), including provisions of the BC Agreement which by their terms would otherwise have survived the termination of the BC Agreement; provided, however, that the provisions of Section 6.15 (Public Announcements), Section 10.1 (Waiver of Claims Against Trust) and ARTICLE XI (Miscellaneous) shall survive the termination of the BC Agreement and continue in effect. The SPAC agrees that, except as set forth in paragraph 8 below, the Company shall not be liable to the SPAC for the Company Termination Fee or for the SPAC’s legal fees or expenses incurred in connection with the BC Agreement and the transactions contemplated thereby.

2. The Parties agree to terminate all agreements entered into in connection with the BC Agreement (the “Additional Agreements”) as of the Termination Date without further action on the part of the parties thereto, including provisions in the Additional Agreements which by their terms would otherwise have survived the termination.

Leonard Van Betuw, CEO

Avila Energy Corporation

August 10, 2023

Page two

3. No Party shall issue a press release or similar formal public statement relating to the BC Agreement or the termination of the BC Agreement (the “Public Announcement”) without all Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Attached hereto as Exhibit A is the form of a Press Announcement that is mutually agreed to by the parties and shall be issued within twenty-four (24) hours of the Termination Date. The foregoing does not apply to disclosures by a Party (a) for which the requirement hereunder to obtain the other Party’s prior written consent is prohibited by law or (b) to the extent required by law or pursuant to the rules or regulations of any securities exchange and in response to a request for information from an Authority, or as required as part of a periodic regulatory filing. The Parties agree that the attached press release and Current Report on Form 8K shall constitute the Public Announcement.

4. No Party shall, and shall not cause any officer or Affiliate to, disparage any other Party in any manner whatsoever whether in writing, orally or otherwise in any media.

5. No Party shall make, share, publish or communicate to any person or entity, in any public or private forum or through any medium any information whatsoever, directly or indirectly, about another Party, the BC Agreement, the termination of the BC Agreement or related transactions or matters obtained or derived in connection with the BC Agreement or its termination, without the affected Party’s express written consent.

6. To the fullest extent permitted by law, each Party irrevocably, unconditionally and completely waives, and releases and forever discharges any other Party (and any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such Party) from, all claims, damages, costs and expenses, whether known or unknown or due or owing in the past, present or future, arising from any matter concerning, based upon, in connection with, or relating to, the BC Agreement or the Additional Agreements, or the termination thereof or of the transactions contemplated thereby. Each Party confirms that it has not assigned to any third party any claims that such Party has waived, released or discharged pursuant to this paragraph 6.

7. This letter agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware. If any Action is brought for the enforcement of this letter agreement, or in the event of any dispute, breach or default in connection with any of the provisions of this letter agreement, the prevailing party in such Action shall be entitled to recover from the non-prevailing party or non-prevailing parties in such Action reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which the prevailing party may be entitled. This letter agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Leonard Van Betuw, CEO

Avila Energy Corporation

August 10, 2023

Page three

8. Without any admission of liability or obligation to pay, and without any admissions whatsoever, the Company hereby agrees to pay to the SPAC U.S. $300,000 as a partial reimbursement of the legal fees and expenses incurred by the SPAC in connection with the BC Agreement (the “Avila Payment”). The Avila Payment shall be due and payable to the SPAC or any designated recipient upon the first to occur: (1) up to $300,000 immediately upon the Company’s receipt of net proceeds from any financing, public or private, in excess of U.S. $3,000,000, -or- (2) (i) $50,000 by December 1, 2023, (ii) $100,000 by February 1, 2024 and (iii) $150,000 by April 1, 2024.

9. SPAC, including but not limited to its directors, officers, consultants and or any third party service providers that were involved in the BC Agreement, agrees not to directly or indirectly enter into any negotiations with MTT Microturbine in order to entice, directly or indirectly, or engage in discussions (oral and or written) for a listing in the U.S., financing or any other business endeavors without the prior written authorization of the president and CEO of Avila, Leonard Van Betuw.

Kindly signify your agreement to the above by signing this Letter-Agreement in the space provided below.

Very truly yours,

INSIGHT ACQUISITION CORP.

By:
	Name:	Michael Singer
	Title:	Executive Chairman

AVILA ENERGY CORPORATION

By:
	Name:	Leonard Van Betuw
	Title:	Chief Executive Officer

With a copy to:

WeirFoulds LLP

TD Bank Tower

66 Wellington Street West, Suite 4100

Toronto, Ontario M5K 1B7

Email: wegan@weirfoulds.com

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154 (212) 407-4000

Attn: Mitchell S. Nussbaum, Esq., Email: mnussbaum@loeb.com

EXHIBIT A

Press Release

Insight Acquisition Corp. and Avila Energy Corporation announce they have mutually agreed to terminate their Business Combination Agreement

New York, NY / Calgary, AB – August 11, 2023 – Insight Acquisition Corp. (NASDAQ: INAQ) and Avila Energy Corporation (CSE:VIK, OTCM:PTRVF and FRA:6HG0), announced today that on August 10, 2023, they mutually agreed to terminate, effective immediately, their previously announced Business Combination Agreement by and among Insight Acquisition Corp. (“Insight Acquisition”), Avila Amalco Sub Inc. and Avila Energy Corporation (“Avila”), dated as of April 3, 2023 (the “BC Agreement”). As part of the termination of the BC Agreement, Avila has agreed to pay Insight US$300,000 as partial reimbursement of its costs relating to the Insight Acquisition prior to April 1, 2024.

“Due primarily to the changes that have occurred in the SPAC market and the difficulties in arranging financing, Avila and Insight have determined that now is not the right time for Avila to list on NASDAQ. We look forward to continuing our business relationship with Insight’s management team,” said Leonard van Betuw, the CEO of Avila.

“While Insight has agreed to terminate the BC Agreement with Avila, the Insight management team intends to maintain its professional relationship with Avila and monitor their progress,” said Michael Singer, Executive Chairman of Insight Acquisition.

About Insight Acquisition Corp.

Insight Acquisition Corp. is a special purpose acquisition company formed solely to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Insight Acquisition Corp. is sponsored by Insight Acquisition Sponsor LLC. For additional information, please insightacqcorp.com.

About Avila Energy Corporation

Avila is an emerging CSE listed corporation trading under the symbol (‘VIK'), and in combination with an expanding portfolio of 100% Owned and Operated oil and natural gas production, pipelines and facilities is a licensed producer, explorer, and developer of Energy in Canada. Avila’s long-term vision is to achieve through the implementation of a closed system of carbon capture and sequestration, an established path towards the material reduction of Tier 1, Tier 2 and Tier 3 emissions and continues to work towards becoming a vertically Integrated Carbon Neutral Energy Producer. Avila’s goals are to be achieved by focusing on the application of proven geological, geophysical, engineering, and production techniques in combination and the direct sale of energy to both residential and commercial consumers.

Forward-Looking Statements

This release contains certain statements that may be deemed "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our 2022 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contacts

Insight Acquisition Corp.

Gateway Group

Cody Slach and Georg Venturatos

949-574-3860

INAQ@gatewayir.com

Avila Energy Corporation

Ronnie Shporer, Investor Relations, North America or

Peter Nesveda, Investor Relations, International or

Leonard B. Van Betuw, President & CEO

Emails:

Ronnie Shporer: ron.s@avilaenergy.com

Peter Nesveda: peter@intuitiveaustralia.com.au

Leonard B. Van Betuw: leonard.v@avilaenergy.com